EXHIBIT 6
                                                                     ---------


For Immediate Release
Friday, August 4, 2006

                                                  Media Contact: Kate Snedeker
                                                                  317.266.0100



              OFFER FOR SHARES OF EMMIS COMMUNICATIONS CORPORATION
                                    WITHDRAWN


Indianapolis, IN, August 4, 2006--ECC Acquisition, Inc. ("ECC"), a corporation wholly-owned by Jeffrey H. Smulyan, today announced that it has withdrawn its May 7th non-binding offer to purchase shares of Emmis Communications
Corporation (NASDAQ: EMMS) ("Emmis") in a going-private transaction. The withdrawal was communicated today in a letter to the Emmis Board of Directors.

     Jeff Smulyan stated that "despite good faith negotiations over the past three months, it has become clear that ECC will be unable to reach agreement with the Special Committee as to terms of a proposal from ECC that they would recommend for submission to a shareholder vote." Mr. Smulyan also noted that during this period there has been a significant decline in the broadcasting sector valuations and an increased competitive environment, as well as a downturn in the financing markets.

     "I continue to believe in the long-term prospects of Emmis," Mr. Smulyan said in the letter to the Board. He added, "I look forward to continuing to work with our phenomenal group of employees to build value in the Company's portfolio."

NOTE: STATEMENTS IN THIS RELEASE REPRESENT THE PARTIES' CURRENT INTENTIONS, PLANS, EXPECTATIONS AND BELIEFS AND INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS TO DIFFER MATERIALLY FROM THE EVENTS DESCRIBED IN THIS RELEASE, INCLUDING CHANGES IN GENERAL ECONOMIC CONDITIONS, STOCK MARKET TRADING CONDITIONS, OR GOVERNMENT REGULATION, AND CHANGES IN THE INDUSTRY OR THE BUSINESS OR PROSPECTS OF EMMIS. CERTAIN STATEMENTS INCLUDED IN THIS RELEASE WHICH ARE NOT STATEMENTS OF HISTORICAL FACT, INCLUDING BUT NOT LIMITED TO THOSE IDENTIFIED WITH THE WORDS "EXPECT," "WILL" OR "LOOK" ARE INTENDED TO BE, AND ARE, BY THIS NOTE, IDENTIFIED AS "FORWARD-LOOKING STATEMENTS," AS DEFINED IN THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

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